Exhibit 99.1

FlexShopper Announces a Purchase Option for 91% of its
Outstanding Series 2 Preferred Stock at a 50+% Discount to Liquidation Preference

Transaction is expected to save FlexShopper $23+ million, or ~$1 per share upon completion

BOCA RATON, Fla., October 28, 2024 (GLOBE NEWSWIRE) – FlexShopper, Inc. (Nasdaq: FPAY), (“the Company”), a leading online lease-to-own retailer and payment solutions provider, today announced that it has entered into a purchase option agreement with the majority holder of the Company’s Series 2 Preferred Stock (the “Preferred Stock”), in which FlexShopper has the option to redeem 91% of FlexShopper’s Preferred Stock at a 50+% discount to the second quarter of 2024 liquidation preference of approximately $43 million. The discount is based upon the date of repayment and the option to purchase lasts for a one-year period. In addition, further payments to the seller of the Preferred Stock may be required based upon the purchase price in a change of control in the next 12 months or patent settlement announcements in the next 24 months.

“We are excited to pursue options to redeem over 90% of our outstanding Series 2 Preferred Stock at a significant discount to its liquidation preference. We believe this opportunity will enhance shareholder value by improving our cost of capital, simplifying our capital structure and transferring $23 million of equity value to our common shareholders, representing approximately $1 per share. In addition, the redemption of our Series 2 Preferred Stock at a 50%+ discount will be highly accretive to earnings and will contribute approximately $4 million to annual operating income,” said Russ Heiser, CEO of FlexShopper.

Expected Benefits of the Redemption of FlexShopper’s Series 2 Preferred Stock owned by PIMCO:

Highly Accretive to Earnings. The Company expects to save approximately $4 million in annual payment-in-kind (PIK) dividends. As a result, FlexShopper expects the repurchase transaction to be highly accretive to net income to common and Preferred Series 1 shareholders once completed.

Material Discount in Liquidation Preference Price: As part of the agreement, FlexShopper has the option to repurchase its Series 2 Preferred Stock at a 50+% discount to its liquidation preference. The current liquidation preference, as of the end of the second quarter of 2024, is valued at approximately $43 million, with an option to purchase at approximately $20 million.

Increase in Common Equity Value: By redeeming 91% of the Preferred Stock, the approximately $23 million of savings would benefit common shareholders. The savings are equivalent to ~$1 per share in value, based on the Company’s share count at June 30, 2024.

Illustrative Non-GAAP Changes in FlexShopper’s Enterprise Value and Stock Price
Based on 91% Redemption of FlexShopper’s Series 2 Preferred Stock

	Actual Valuation at June 30, 2024		Pro-forma Valuation at June 30, 2024		Expected change ($)	Expected change (%)
Common Equity	$30,057,074	(1)	$52,917,027	(7)	$22,859,953	76%
Net Debt	$132,086,383	(2)	$132,086,383	(2)	-	-
Series 1 Preferred Stock	$288,296	(3)	$288,296	(3)	-	-
Series 2 Preferred Stock	$47,301,212	(4)	$24,441,259	(8)	$(22,859,953)	(48)%
Total Enterprise Value	$209,732,965	(5)	$209,732,965	(5)	-	-
Share Price	$1.28	(6)	$2.25	(9)	$0.97	76%

(1)	Common Shares Equivalent (1.1) times Actual Share Price at June 30, 2024.

(1.1)	Common shares outstanding at June 30, 2024 plus common shares increased using the Treasury Stock Method upon exercise of warrants, stock options and performance share units at June 30, 2024.

(2)	Short- and long-term loans minus cash at June 30, 2024.

(3)	Common shares upon conversion of Series 1 Preferred Stock at June 30, 2024 times Actual Share Price at June 30, 2024.

(4)	Series 2 Preferred Stock at liquidation preference at June 30, 2024 which includes the balance sheet amount and accrued dividends.

(5)	Actual Valuation at June 30, 2024 of Common Equity plus Actual Valuation at June 30, 2024 of Net Debt plus Actual Valuation at June 30, 2024 of Series 1 Preferred Stock plus Actual Valuation at June 30, 2024 of Series 2 Preferred Stock.

(6)	Share Price of Common Stock at June 30, 2024.

(7)	Actual Valuation at June 30, 2024 of Total Enterprise Value minus Pro-forma Valuation at June 30, 2024 of Series 2 Preferred Stock, minus Pro-forma Valuation at June 30, 2024 of Series 1 Preferred Stock, minus Pro-forma Valuation at June 30, 2024 of Net Debt.

(8)	Series 2 Preferred Stock, after the redemption of the Series 2 Preferred Stock owned by the majority holder, at liquidation preference at June 30, 2024 plus the current purchase price per the purchase option

(9)	Pro-forma Valuation at June 30, 2024 of Common Equity divided by Common Shares Equivalent (as defined in 1.1)

About FlexShopper

FlexShopper, Inc. is a leading national financial technology company that offers innovative payment options to consumers. FlexShopper provides a variety of flexible funding options for underserved consumers through its direct-to-consumer online marketplace at Flexshopper.com and in partnership with merchants both online and at brick-and-mortar locations. FlexShopper’s solutions are crafted to meet the needs of a wide range of consumer segments through lease-to-own and lending products.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate,” or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations of the redemption of over 90% of the Company’s outstanding Series 2 Preferred Stock, the expectation that the redemption of our Series 2 Preferred Stock would be highly accretive to earnings or would improve our company’s share price, lease originations, the expansion of our lease-to-own program; expectations concerning our partnerships with retail partners; investments in, and the success of, our underwriting technology and risk analytics platform; our ability to collect payments due from customers; expected future operating results and expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: our ability to obtain adequate financing to fund our business operations in the future; the failure to successfully manage and grow our FlexShopper.com e-commerce platform; our ability to maintain compliance with financial covenants under our credit agreement; our dependence on the success of our third-party retail partners and our continued relationships with them; our compliance with various federal, state and local laws and regulations, including those related to consumer protection; the failure to protect the integrity and security of customer and employee information; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The forward-looking statements made in this release speak only as of the date of this release, and FlexShopper assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contacts

For FlexShopper:
Investor Relations
ir@flexshopper.com

Investor and Media Contact:
Andrew Berger, Managing Director
SM Berger & Company, Inc.
Tel: (216) 464-6400
andrew@smberger.com